Exhibit 10.10

DOMINION RESOURCES, INC.

NEW DEFERRED COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2005

For the Participants of:

Dominion Resources, Inc.

And Affiliates

i

DOMINION RESOURCES, INC.

NEW DEFERRED COMPENSATION PLAN

1. DEFINITIONS. The following definitions apply to this Plan and to any related documents.

(a)	Account or Accounts means, collectively, a Participant’s Deferred Account, Match Account, Special Account, and Tool Kit Account.

(b)	Administrator means Dominion Resources Services, Inc.

(c)	Beneficiary or Beneficiaries means a person or persons or other entity that a Participant designates on a Beneficiary Designation Form to receive Benefit payments. If a Participant does not execute a valid Beneficiary Designation Form, or if the designated Beneficiary or Beneficiaries fail to survive the Participant or otherwise fail to take the Benefit, the Participant’s Beneficiary or Beneficiaries shall be the first of the following persons who survive the Participant: a Participant’s spouse (the person legally married to the Participant when the Participant dies); the Participant’s children in equal shares. If none of these persons survive the Participant, the Beneficiary shall be the Participant’s estate.

(d)	Beneficiary Designation Form means the form that a Participant uses to name the Participant’s Beneficiary or Beneficiaries.

(e)	Benefit or Benefits means, collectively, a Participant’s Deferred Benefit, Match Benefit, Special Benefit, and Tool Kit Benefit.

(f)	Board means the Board of Directors of Dominion.

(g)	Change of Control is intended to have the same meaning as that term is defined under Code section 409A and the regulations thereunder.

(h)	Code means the Internal Revenue Code of 1986, as amended.

(i)	Committee means the Organization, Compensation and Nominating Committee of the Board.

(j)	Company means Dominion and any Dominion Company that is designated by the Administrator as covered by this Plan, and any successor business by merger, purchase, or otherwise that maintains the Plan.

(k)	Compensation means a Participant’s annual base salary and Profit Sharing Award. Compensation does not include stock, stock options or spot awards. The Administrator may determine whether to include or exclude an item of income from Compensation.

(l)	Deferral Election Form means the form that a Participant uses to elect to defer Compensation pursuant to Plan Section 4.

(m)	Deferred Account means a bookkeeping record established for each Participant who is eligible to receive a Deferred Benefit. A Deferred Account shall be established only for purposes of measuring a Deferred Benefit and not to segregate assets or to identify assets that may be used to satisfy a Deferred Benefit. A Deferred Account shall be credited with that amount of a Participant’s Compensation deferred according to a Participant’s Deferral Election Form.

(n)	Deferred Benefit means the benefit available to a Participant who has executed a valid Deferral Election Form under Plan Section 4.

(o)	Disability or Disabled means a medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months (i) which prevents the affected Participant from engaging in any substantial gainful activity or (ii) on account of which the affected Participant receives income replacement benefits for a period of not less than 3 months under a Company-sponsored accident and health plan. “Disability” is intended to have the same meaning as this term is defined under Code section 409A and the regulations thereunder.

(p)	Distribution Election Form means a form that a Participant uses to establish the timing and method of payments of Benefits from all Accounts except the Participant’s Tool Kit Account and, when specified by the Company, Special Account. If a Participant does not execute a valid Distribution Election Form, the distribution of Benefits shall be governed by Plan Section 9(d).

(q)	Dominion means Dominion Resources, Inc.

(r)	Dominion Company means Virginia Electric and Power Company, Dominion Energy, Inc., Dominion Resources Services, Inc., Consolidated Natural Gas Company, or another corporation in which Dominion owns stock possessing at least 50% of the combined voting power of all classes of stock or which is in a chain of corporations with Dominion in which stock possessing at least 50% of the combined voting power of all classes of stock is owned by one or more other corporations in the chain.

(s)	Dominion Stock means the common stock, no par value, of Dominion.

(t)	Dominion Stock Fund means an Investment Fund in which the deemed investment is Dominion Stock.

(u)	Dominion Tool Kit means the Dominion Resources, Inc. Executive Stock Purchase Tool Kit.

(v)	Effective Date with respect to the Plan means January 1, 2005.

(w)	Election Date means the date by which a Participant must submit a valid Deferral Election Form for Compensation earned and vested during the Plan Year. For each Plan Year, the Election Date shall be December 31 of the preceding calendar year unless the Administrator sets an earlier Election Date.

(x)	Investment Election Form means the form that a Participant uses to elect the Investment Fund in which all Benefits, except the Tool Kit Benefit and Special Benefit if restricted, held in the Participant’s Accounts will be deemed invested.

(y)	Investment Fund means one or more deemed investment alternatives offered to Participants from time to time. The Company may compute deemed investment gain or loss under the Investment Funds based on the actual investment performance of assets that it has deposited in a grantor trust (as described in Plan Section 11). The Dominion Stock Fund shall be one of the Investment Funds.

(z)	Match Account means a bookkeeping record established for each Participant who is eligible to receive a Match Benefit. A Match Account shall be established only for purposes of measuring a Match Benefit and not to segregate assets or to identify assets that may be used to satisfy a Match Benefit.

(aa)	Match Benefit means the benefit available to an eligible Participant under Plan Section 5.

(bb)	Participant with respect to any Plan Year means an employee of the Company who has a base salary of at least $100,000 as of a date within 120 days preceding the Election Date for the Plan Year, as established by the Administrator.

(cc)	Plan means the Dominion Resources, Inc. New Deferred Compensation Plan.

(dd)	Plan Year means a calendar year beginning on or after the Effective Date.

(ee)	Profit Sharing Award means any cash bonus, annual cash incentive award, cash incentive payment or pre-scheduled one-time cash payment, which is designated as such by the Administrator.

(ff)	Retirement means any Separation from Service on account of age on or after age 55.

(gg)	Savings Plan means the Dominion Resources, Inc. Employee Savings Plan.

(hh)	Separation from Service means the cessation of the Participant’s employment with the Company, including Retirement. “Separation from Service” is intended to have the same meaning as that term is defined under Code section 409A and the regulations thereunder.

(ii)	Special Account means a bookkeeping record established for each Participant who receives a Special Benefit. A Special Account shall be established only for purposes of measuring a Participant’s Special Benefit and not to segregate assets or to identify assets that may be used to satisfy a Special Benefit.

(jj)	Special Benefit means the benefit a Participant may be awarded under Plan Section 6.

(kk)	Specified Employee means any elected officer of the Company. “Specified Employee” is intended to meet the requirements of Code section 409A and the regulations thereunder.

(ll)	Tool Kit Account means a bookkeeping record established for each Participant who is eligible to receive a Tool Kit Benefit. A Tool Kit Account shall be established only for purposes of measuring a Tool Kit Benefit and not to segregate assets or to identify assets that may be used to satisfy a Tool Kit Benefit.

(mm)	Tool Kit Benefit means the benefit available to a Participant as described in Plan Section 7.

(nn)	Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness affecting the Participant or the Participant’s Spouse or Dependent, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the Participant’s control. Any amount distributed to the Participant under this Plan in connection with an Unforeseeable Emergency shall not exceed the amount necessary to satisfy the emergency plus incidental costs. “Unforeseeable Emergency” is intended to have the same meaning as this term is defined under Code section 409A and the regulations thereunder.

2. PURPOSE. The Plan is intended to benefit a “select group of management or highly compensated employees,” as that term is used under Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan is intended to permit Participants to defer their Compensation, and for related purposes. The Plan is also intended to meet the requirements of Code section 409A and the regulations thereunder.

3. PARTICIPATION. A Participant is eligible to participate in this Plan if, with respect to any Plan Year, the Participant:

(i)	submits a valid Deferral Election Form on or before the Election Date for that Plan Year as provided in Plan Section 4;

(ii)	is eligible for a Match Benefit as provided in Plan Section 5;

(iii)	receives a Special Benefit as provided in Plan Section 6; or

(iv)	receives a Tool Kit Benefit as provided in Plan Section 7.

4. DEFERRED BENEFITS. A Participant may elect on or before the Election Date to defer receipt of a portion of the Participant’s Compensation for the Plan Year. The following provisions apply to deferral elections:

(a)	A Participant may defer up to 50% of the Participant’s annual base salary and up to 85% of the Participant’s Profit Sharing Award for each Plan Year. The amounts of such deferrals may be reduced in accordance with rules established by the Administrator for the coordination of this Plan with other compensation-related plans or programs operated by the Company.

(b)	The election to defer Compensation with respect to a Plan Year shall be made by using a Deferral Election Form. The Deferral Election Form shall specify the amount and type of Compensation to be deferred with respect to that Plan Year. A deferral election shall be valid only when the Deferral Election Form is completed and received by the Administrator on or before the Election Date for that Plan Year. A Participant who has not submitted a valid Deferral Election Form to the Administrator on or before the Election Date may not defer any part of the Participant’s Compensation for the Plan Year to this Plan.

(c)	Amounts of Compensation deferred using a valid Deferral Election Form shall be credited to the Participant’s Deferred Account. These amounts shall be credited to the Deferred Account as of the date on which the Compensation would have been paid to the Participant, but for the deferral. The amounts credited to a Participant’s Deferred Account shall be deemed invested among a set of Investment Funds chosen by the Participant on the Participant’s Investment Election Form, as provided under Plan Section 8. The amounts credited to a Participant’s Deferred Account shall be 100% vested.

(d)	Distributions from the Participant’s Deferred Account shall be governed by the Participant’s Distribution Election Form, subject to the terms and conditions of Plan Sections 9 and 10.

(e)	The Administrator may reject any Deferral Election Form that does not conform to the provisions of the Plan. The Administrator’s rejection must be made on a uniform basis with respect to similarly situated Participants. If the Administrator rejects a Deferral Election Form, the Participant shall be paid the amounts the Participant would have been entitled to receive if the Participant had not submitted the rejected Deferral Election Form.

(f)	A Participant may not revoke a Deferral Election Form after the Plan Year begins. Any revocation before the beginning of the Plan Year has the same effect as a failure to submit a Deferral Election Form. Any writing signed by a Participant expressing an intention to revoke the Participant’s Deferral Election Form and delivered to the Administrator before the close of business on the Election Date shall be a revocation.

5. MATCH BENEFITS.

(a)	With respect to each Plan Year, the Company has the discretion to use this Plan to credit a Match (as defined below) to each eligible Participant. To be eligible for a Match, a Participant must meet all of the following criteria:

(i)	be employed on December 31 of the Plan Year or have Separated from Service during the Plan Year due to retirement or early retirement (as defined by the Savings Plan), death, or Disability;

(ii)	have made salary deferrals to the Savings Plan for the Plan Year; and

(iii)	have base salary for the Plan Year in excess of the dollar limit for the Plan Year under Code section 401(a)(17).

(b)	The amount of the Match will be determined under the following formula: Excess Compensation times Deferral Percentage times Match Percentage. The terms in the formula have the following meanings.

(i)	Excess Compensation is the amount of the Participant’s base salary for the Plan Year in excess of the dollar limit for the Plan Year under Code section 401(a)(17).

(ii)	Deferral Percentage is the total of the Participant’s salary deferrals to the Savings Plan for the Plan Year divided by the lesser of (i) the dollar limit for the Plan Year under Code section 401(a)(17), or (ii) the Participant’s base salary for the Plan Year reduced by deferrals under this Plan and the Savings Plan. The Deferral Percentage may not exceed the maximum percentage of compensation on which the Participant would be eligible to receive a match by making a deferral under the Savings Plan for the Plan Year.

(iii)	Match Percentage is the percentage of company match made with respect to the Participant’s salary deferral to the Savings Plan.

(c)	The Match awarded to an Eligible Participant shall be credited to the Participant’s Match Account. The amounts credited to a Participant’s Match Account shall be deemed invested among a set of Investment Funds chosen by the Participant on the Participant’s Investment Election Form, as provided under Plan Section 8. A Participant shall not be required to invest any portion of the Match Account in the Dominion Stock Fund. The Administrator may establish further procedures for the administration of the Match Account, including procedures for determining the date as of which Matches shall be credited to a Participant’s Match Account. A Participant’s Match Account shall be 100% vested.

(d)	Distributions from a Participant’s Match Account shall be governed by the Participant’s Distribution Election Form, subject to the terms and conditions of Plan Sections 9 and 10.

6. SPECIAL BENEFITS. With respect to any Plan Year, the Company may credit a Special Benefit to a separate Special Account of any Participant. The Special Benefit, if any, shall be credited to the Participant’s Special Account as of the date determined by the Company. The Company has sole discretion regarding the amount of the Special Benefit, if any. The amounts credited to the Participant’s Special Account, if any, shall be deemed invested among a set of Investment Funds chosen by the Participant on the Participant’s Investment Election Form, as provided under Plan Section 8, however, the Administrator shall have discretion to restrict the deemed investment of a Special Benefit to the Dominion Stock Fund only. Amounts credited to the Participant’s Special Account, if any, shall be 100% vested. The timing and method of distributions from a Participant’s Special Account, if any, shall be governed by the Participant’s Distribution Election Form, subject to the terms and conditions of Plan Sections 9 and 10, unless the Company specifies upon initial crediting of the Special Benefit that the Special Account will be distributed in a single lump sum to the Participant or the Participant’s Beneficiary or Beneficiaries as soon as is practicable after the Participant’s Separation from Service. Notwithstanding the foregoing, in the case of a Participant who is a Specified Employee, no distribution from the Participant’s Special Account shall be made until the earlier of: (i) the date which is six months after the Participant’s Separation from Service; or (ii) the Participant’s death.

7. TOOL KIT BENEFITS. With respect to any Plan Year, a Participant may submit a valid Tool Kit deferral election form to designate all or a portion of the annual cash incentive award to be received during the Plan Year as subject to the bonus deferral program of the Dominion Tool Kit (the “Tool Kit Benefit”). The Tool Kit Benefit shall also include the match as provided under the bonus deferral program of the Dominion Tool Kit. The Tool Kit Benefit, if any, shall be credited to the Participant’s Tool Kit Account under this Plan as of the date the annual cash incentive award would have been paid, but for the deferral. Notwithstanding any other provision in this Plan or the Participant’s Investment Election Form to the contrary, the amounts held in a Participant’s Tool Kit Account shall be deemed invested in the Dominion Stock Fund. Amounts credited to the Participant’s Tool Kit Account shall be 100% vested. A Participant’s Tool Kit Account shall be distributed to the Participant or the Participant’s Beneficiary or Beneficiaries in a single lump sum as soon as is practicable after the Participant’s Separation from Service. Notwithstanding the foregoing, in the case of a Participant who is a Specified Employee, no distribution from the Participant’s Tool Kit Account shall be made until the earlier of: (i) the date which is six months after the Participant’s Separation from Service; or (ii) the Participant’s death.

8. INVESTMENT FUNDS.

(a)	The Administrator shall determine the number and type of Investment Funds that will be available under the Plan in any Plan Year. At its sole discretion, the Administrator may change the number and type of Investment Funds at any time and may establish procedures for the transition between Investment Funds.

(b)	Each Participant shall submit an Investment Election Form to govern the deemed investment of all Benefits held in each Participant’s Accounts, except the Tool Kit Benefit and the Special Benefit if restricted. The Participant shall specify on the Investment Election Form the percentage of the total amount in the Participant’s Accounts to be allocated among each of the available Investment Funds under the Plan.

(c)	Percentage amounts from a Participant’s Accounts shall be deemed invested in the Investment Funds chosen by the Participant on the Participant’s Investment Election Form as of the date on which these amounts are credited to the Participant’s Accounts. Once allocated among the Investment Funds in accordance with the Participant’s Investment Election Form, the balances of a Participant’s Accounts shall be maintained in the form of hypothetical Investment Fund shares, determined by dividing the cash value of each allocated amount by the closing market value, or net asset value, of the Investment Fund to which the amount has been allocated. These hypothetical shares shall be charged and credited as the case may be with net earnings, gains (including dividends and capital gains), losses, and expenses, as well as any appreciation or depreciation in market value during each Plan Year for the deemed investments in the Investment Funds. The Administrator may charge or credit such earnings, gains, losses, appreciation, and depreciation based on the actual investment performance of assets that it has deposited in the grantor trust (as described in Section 11).

(d)	Pursuant to procedures established by the Administrator uniformly applied, a Participant may elect to reallocate deemed investments among the available Investment Funds at least once in each Plan Year by submitting a new Investment Election Form. In this case, transfers of deemed investments between Investment Funds shall be charged and credited as the case may be to each of the Participant’s Accounts. The transfer of deemed investments involving the Dominion Stock Fund may be subject to such restrictions, including prior approval, as determined appropriate by Dominion.

9. DISTRIBUTION ELECTION FORM.

(a)	Distributions of all Benefits from a Participant’s Accounts, except for the Tool Kit Account and, when specified by the Company, Special Account, shall be governed by the Participant’s single Distribution Election Form. A Participant may amend or revoke an existing Distribution Election Form only by submitting a subsequent Distribution Election Form, subject to the terms and conditions of subsection (b). If a Participant does not submit a Distribution Election Form, distributions from such Participant’s Accounts shall be governed by subsection (d) of this Section.

(b)	A subsequent Distribution Election Form may only be made for the payment of Benefits set to commence at a specified time. The subsequent Distribution Election Form must be submitted at least twelve months prior to the previously specified time and shall take effect twelve months after the date on which it is submitted. The subsequent Distribution Election Form must postpone the specified time for at least an additional five years. The Administrator may establish additional procedures, conditions, and limitations relating to the submission of a subsequent Distribution Election Form.

(c)	The Administrator may reject any Distribution Election Form which does not conform to the provisions of this Plan or modify any Distribution Election Form in order to comply at any time with any federal securities laws or regulations, provided that such modification will not result in an acceleration of payments of any Benefits under this Plan. The Administrator’s rejection or modification must be made on a uniform basis with respect to similarly situated Participants.

(d)	A Participant who has failed to submit a valid Distribution Election Form shall be deemed to have elected to receive a distribution of all Benefits from such Participant’s Accounts in a single lump sum to the Participant or, in the case of death, to the Participant’s Beneficiary as soon as is practicable after the Participant’s Separation from Service. Notwithstanding the foregoing, in the case of a Participant who is a Specified Employee, a distribution from the Participant’s Accounts shall not be made until the earlier of: (i) the date which is six months after the Participant’s Separation from Service, or (ii) the Participant’s death.

10. DISTRIBUTIONS.

(a)	All Benefits, less withholding for applicable income and employment taxes, shall be paid in cash by the Company or its designee.

(b)	A Participant’s Distribution Election Form shall specify the timing of distributions of Benefits from the Participant’s Accounts. Distributions from a Participant’s Accounts shall commence in the method specified in subsection (c) no earlier than one of the following specified events:

(i)	the Participant’s Separation from Service for any reason other than death (including severance, resignation or Retirement);

(ii)	a specified time or times (such as the Participant’s attainment of a certain age);

(iii)	the Participant’s death;

(iv)	the Participant’s Disability;

(v)	an Unforeseeable Emergency; or

(vi)	a Change in Control.

Notwithstanding any other provision in this Plan or the Participant’s Distribution Election Form to the contrary, distributions from a Participant’s Accounts shall be completed no later than February 28th of the tenth calendar year following the Plan Year in which the Participant’s Retirement occurs. The Administrator may establish additional procedures, conditions, and limitations relating to the timing of distributions from a Participant’s Accounts.

(c)	A Participant’s Distribution Election Form shall also specify the method of distributions of Benefits from the Participant’s Accounts. The possible methods of distributions shall be limited to either a single lump sum payment or a series of annual installment payments for a period of between two and ten years. Installment payments shall be made in such amounts and at such times as specified in the Participant’s Distribution Election Form. During the installment payment period, the unpaid balance of a Participant’s Accounts, if any, shall continue to be maintained in the Participant’s Accounts. In the event of the Participant’s death after installment payments under this Section have already commenced, the installment payments shall continue to be made to the Participant’s Beneficiary or Beneficiaries in the manner provided by the Participant on the Participant’s Distribution Election Form.

(d)	If a Participant has elected to begin receiving annual installment payments at a specified time, the Participant’s Distribution Election Form shall provide that the installment payments shall commence on February 28th of the Plan Year in which the specified time occurs, and shall continue to be paid on the February 28th of each succeeding calendar year, but for no more than ten calendar years, until the balance in the Participant’s Accounts is exhausted. If a Participant has elected to receive annual installment payments upon Retirement, the Participant’s Distribution Election Form shall specify that the installment payments shall commence on February 28th of the calendar year after the Plan Year in which the Retirement occurs, and shall continue to be paid on the February 28th of each succeeding calendar year, bur for no more than ten calendar years, until the balance in the Participant’s Accounts is exhausted, subject to subsection (i).

(e)	If a Participant has elected to take a single lump sum distribution at a specified time, the Participant’s Distribution Election Form shall specify that the single lump sum shall be paid on February 28th of the Plan year in which the specified time occurs. If a Participant has elected to take a single lump sum distribution upon Retirement, the Participant’s Distribution Election form shall specify that the single lump sum shall be paid as soon as is practicable after the Retirement, subject to subsection (i).

(f)	In the event that a Participant has a Separation from Service due to Retirement prior to the specified date or event in respect to which the Participant elected to receive or begin receiving distributions, the balance of the Participant’s Accounts shall be distributed upon the Retirement in the method as provided in the Participant’s Distribution Election Form, subject to subsection (i).

(g)	In the event that a Participant has a Separation from Service on account of death prior to the specified date or event in respect to which the Participant elected to receive or begin receiving distributions, the balance of the Participant’s Accounts shall be distributed in a single lump sum to the Participant’s Beneficiary or Beneficiaries on February 28th of the calendar year following the Plan Year in which the Participant’s death occurs.

(h)	In the event that a Participant has a Separation from Service for any reason other than Retirement or death prior to the specified date or event in respect to which the Participant elected to receive or begin receiving distributions, the balance of the Participant’s Accounts shall be distributed in a single lump sum to the Participant as soon as is practicable after the Separation from Service, subject to subsection (i).

(i)	Notwithstanding any other provision of this Plan to the contrary, in the case of a Participant who is a Specified Employee and who is scheduled to receive or begin receiving distributions after a Separation from Service, including Retirement, distributions from such Participant’s Accounts, if any, shall not be made or commence to be made until the earlier of: (i) the date which is six months after the Participant’s Separation from Service; or (ii) the Participant’s death.

(j)	In the event of the Participant’s Disability, distributions under this Section shall be made to the Participant in the manner provided on the Participant’s Distribution Election Form. If the Participant has not made a distribution election with respect to a Disability, distributions shall be made to the Participant in equal annual installments over a period of ten years. If a disabled Participant returns to work before the balance in the Participant’s Accounts is completely distributed, distribution payments shall cease and the remaining balance in the Participant’s Accounts shall be maintained until the distribution date elected by the Participant on the Participant’s Distribution Election Form.

(k)	In the event of an Unforeseeable Emergency, distributions from the Participant’s Accounts may be made to the Participant in accordance with procedures established by the Administrator, provided that any such distributions shall be made only in the amounts needed to relieve the expenses associated with the Unforeseeable Emergency, including incidental expenses. The Administrator shall have sole discretion regarding the amount of such distributions, if any.

(l)	Notwithstanding any other provision of this Plan or a Participant’s Distribution Election Form to the contrary, the Committee in its sole discretion may postpone the distribution of all or part of a Benefit to the extent that the payment would not be deductible under Code section 162(m) or any successor thereto. A Benefit distribution that is postponed pursuant to the preceding sentence shall be paid as soon as it is possible to do so within the deduction limitations of Code section 162(m).

(m)	The Participant shall name a Beneficiary or Beneficiaries using the Beneficiary Designation Form. A Participant may use only one Beneficiary Designation Form to designate one or more Beneficiaries for all of the Participant’s Benefits under the Plan. Such designations are revocable.

11. COMPANY’S OBLIGATION. The Plan shall be unfunded. Dominion shall not be required to segregate any assets that at any time may represent a Benefit. Dominion shall establish a grantor trust (within the meaning of Code sections 671 through 679) for Participants and Beneficiaries and shall deposit the Participants’ Match Benefits with the trustee of such trust. Dominion may deposit funds with the trustee of such trust to provide the other Benefits aside from the Match Benefit to which Participants and Beneficiaries may be entitled under the Plan. The funds deposited with the trustee or trustees of such trust, and the earnings thereon, will be dedicated to the payment of Benefits under the Plan but shall remain subject to the claims of the general creditors of the Company. Any liability of Dominion to a Participant or Beneficiary under this Plan shall be based solely on any contractual obligations that may be created pursuant to this Plan. No such obligation of Dominion shall be deemed to be secured by any pledge of, or other encumbrance on, any property of Dominion.

12. CONTROL BY PARTICIPANT. A Participant shall have no control over the Participant’s Benefits except according to the Participant’s Deferral Election Form, Distribution Election Form, Investment Election Form, and Beneficiary Designation Form.

13. CLAIMS AGAINST PARTICIPANT’S BENEFIT. An Account shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. A Benefit shall not be subject to attachment or legal process for a Participant’s debts or other obligations. Nothing contained in this Plan shall give any Participant any interest, lien, or claim against any specific asset of the Company. A Participant or the Participant’s Beneficiary shall have no rights other than as a general creditor of Dominion.

14. AMENDMENT OR TERMINATION. Except as otherwise provided, this Plan may be altered, amended, suspended, or terminated at any time by the Committee. The Committee may not alter, amend, suspend, or terminate this Plan without the consent of that Participant if such action would result in (i) a distribution of the Participant’s Benefits in any manner not provided in the Plan or (ii) immediate taxation of a Benefit to a Participant.

15. ADMINISTRATION.

(a)	This Plan shall be administered by the Administrator. The Administrator shall interpret the Plan, establish regulations to further the purposes of the Plan and take any other action necessary to the proper operation of the Plan. To the extent authorized by the Administrator, any action required to be taken by a Participant may be taken in writing, by electronic transmission, by telephone, or by facsimile, except for a beneficiary designation which must be in writing. Prior to paying a Benefit under the Plan, the Administrator may require the Participant, former Participant or Beneficiary to provide such information or material as the

Administrator, in its sole discretion, shall deem necessary to make any determination it may be required to make under the Plan. The Administrator may withhold payment of a Benefit under the Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness. The Administrator may delegate all or any of its responsibilities and powers to any persons selected by it, including designated officers or employees of the Company.

(b)	If for any reason a Benefit payable under this Plan is not paid when due, the Participant or Beneficiary may file a written claim with Dominion’s Administrative Benefits Committee to review claims for Benefits under the Plan (the “ABC”). If the claim is denied or no response is received within forty-five (45) days after the date on which the claim was filed with the ABC (in which case the claim will be deemed to have been denied), the Participant or Beneficiary may appeal the denial to the Committee within sixty (60) days of receipt of written notification of the denial or the end of the forty-five day period, whichever occurs first. In pursuing an appeal, the Participant or Beneficiary may request that the Committee review the denial, may review pertinent documents, and may submit issues and documents in writing to the Committee. A decision on appeal will be made within sixty (60) days after the appeal is made, unless special circumstances require the Committee to extend the period for another sixty (60) days.

(c)	The Administrator shall interpret this Plan for all purposes in accordance with Code section 409A and the regulations thereunder. Notwithstanding any other provision in this Plan to the contrary, the Administrator shall not accelerate the payment of any Benefit under this Plan, except as specifically provided in Code section 409A and the regulations thereunder.

16. NOTICES. All notices or elections required under the Plan must be in writing. A notice or election shall be deemed delivered if it is delivered personally or sent registered or certified mail to the person at the person’s last known business address.

17. WAIVER. The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.

18. CONSTRUCTION. This Plan shall be adopted and maintained according to the laws of the Commonwealth of Virginia (except its choice-of-law rules and except to the extent that such laws are preempted by applicable federal law). Headings and captions are only for convenience; they do not have substantive meaning. If a provision of this Plan is not valid or enforceable, the validity or enforceability of any other provision shall not be affected. Use of one gender includes all, and the singular and plural include each other.